                                  FORM OF
                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                      (MSAM Sub-Transfer Agency Agreement)

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of __________, 1997, is made by and between Morgan Stanley Asset Management Inc. ("Transferor") and Van Kampen American Capital Investment Advisory Corp. ("Transferee") with reference to the following Recitals.

     a. Transferor serves as the administrator to Morgan Stanley Fund, Inc. (the "Fund") pursuant to an administration agreement dated November 17, 1992, by and between Transferor and the Fund (the "Administration Agreement");

     b. Transferor has delegated certain transfer agency duties and responsibilities to ACCESS Investor Services, Inc. pursuant to a sub-transfer agency agreement dated December ___, 1997, by and between Transferor and ACCESS Investor Services, Inc. (the "Sub-Transfer Agency Agreement");

     c. Transferor has agreed to assign all of its rights and delegate all of its obligations (the "Assignment") under the Sub-Transfer Agency Agreement to Transferee, as of the date first set forth above; and

     d. Transferee has agreed, that at the time of the Assignment, to assume all rights and obligations of Transferor under the Sub-Transfer Agency Agreement.

     NOW THEREFORE, in consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     a. Transferor hereby grants, sells, conveys, transfers and delivers to Transferee all of Transferor's right, title and interest in and to the Sub-Transfer Agency Agreement;

     b. Transferee hereby assumes and agrees to perform or to pay or discharge the obligations and liabilities of Transferor described in the Sub-Transfer Agency Agreement and agrees to be liable to the Fund for any default or breach of the Sub-Transfer Agency Agreement to the extent the default or breach occurs on or after the date of execution of this Agreement; and

     c. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties to this Agreement. This Agreement shall be governed and interpreted in accordance with the law of the State of Delaware without reference to the conflicts of laws principles of such state.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of the date first set forth above.

Transferee:                             Transferor:
Van Kampen American Capital             Morgan Stanley Asset Management Inc.
Investment Advisory Corp.

     By:                                     By:
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     Title:                                  Title:
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     Date:                                   Date:
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